Exhibit 5(d)

[LETTERHEAD OF PILLSBURY WINTHROP SHAW PITTMAN LLP]

September 28, 2015

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

Ladies and Gentlemen:

We have acted as special counsel to Kentucky Utilities Company (the “Company”) in connection with the issuance and sale by the Company of $250,000,000 in aggregate principal amount of its First Mortgage Bonds, 3.300% Series due 2025 and $250,000,000 in aggregate principal amount of its First Mortgage Bonds, 4.375% Series due 2045 (collectively, the “Bonds”). The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-202290-04, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated February 25, 2015, as supplemented by the prospectus supplement dated September 21, 2015 relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”).

The Bonds are being issued under an Indenture, dated as of October 1, 2010, of the Company to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and supplemented and as further supplemented by Supplemental Indenture No. 3 thereto, (the “Supplemental Indenture”), dated as of September 1, 2015, providing for the Bonds (such Indenture, as so supplemented, being referred to herein as the “Indenture”). The Bonds are being sold pursuant to the Underwriting Agreement, dated September 21, 2015 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Mitsubishi UFJ Securities (USA), Inc. and UBS Securities LLC, as representatives of the several underwriters named therein.

We have reviewed and are familiar with the Registration Statement, the Prospectus, the Indenture (including the Supplemental Indenture and the Officer’s Certificates pursuant to Section 301 of the Indenture, establishing certain terms of the Bonds, and the forms of Bond), the Underwriting Agreement and such other documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for our opinion in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. We understand that the Registration Statement has become effective under the Act and we assume that such effectiveness has not been terminated or rescinded.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Bonds have been executed and delivered by the Company and authenticated and delivered by the Trustee in the manner provided for in the Indenture, and have been delivered against payment therefor as contemplated in the Underwriting Agreement, the Bonds will be valid and legally binding obligations of the Company, except as may be subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, reorganization, moratorium and other similar laws affecting or relating to the rights of creditors and mortgagees generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We express no opinion herein as to titles to property, franchises, or the validity and priority of the lien purported to be created by the Indenture or the security provided thereby, or any recordation, filing or perfection of such lien, the Indenture or any related financing statements.

Our opinion set forth in this letter is limited to the law of the State of New York, as in effect on the date hereof. Insofar as our opinion set forth in this letter relates to or is dependent upon matters governed by the laws of the

Commonwealths of Kentucky and Virginia and the State of Tennessee, we have relied exclusively upon the opinions expressed or otherwise encompassed in the letters of even date herewith addressed to you by Gerald A. Reynolds, General Counsel, Chief Compliance Officer and Corporate Secretary, of the Company and Stoll Keenon Ogden PLLC, special Kentucky counsel of the Company, subject to the assumptions, limitations and qualifications set forth therein. In rendering their opinions to you, Mr. Reynolds and Stoll Keenon Ogden PLLC may rely as to matters of New York law addressed herein upon this letter as if it were addressed directly to them.

We hereby consent to the filing of this opinion letter as Exhibit 5(d) to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission and the incorporation thereof by reference into the Registration Statement and to the use of our name under the caption “Validity of the Bonds” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP